UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported:  April 20, 2007

SKY PETROLEUM, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-99455 (Commission File Number)	32-0027992 (IRS Employer Identification No.)

401 Congress Avenue, Suite 1540 Austin, Texas 78701 (Address of Principal Executive Offices) (Zip Code)

(512) 687-3427

(Registrant’s Telephone Number, including Area Code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events- Conversion of Preferred Stock

On April 20, 2007, the Company issued 12,222,224 shares of common stock in the Company to Sheikh Hamad Bin Jassen Bin Jaber Al Thani upon the conversion of the Sheikh’s 3,055,556 shares of preferred stock in the Company. Conversion of the preferred shares was made pursuant to the terms in the Certificate of Designation of the Series A Preferred Stock. After the conversion, the Company has no outstanding preferred shares and the Company is no longer obligated pay dividends upon preferred shares. Issuance of the common shares upon conversion was made outside the United States to one non-U.S. person pursuant to an exclusion from the registration requirements of the Securities Act of 1933, as amended, available under Regulation S thereunder. The Company received no proceeds from the conversion of the preferred shares.

The preferred shares were originally issued on September 20, 2005, at a price of $3.60 per share for aggregate gross proceeds of approximately $11,000,000. The preferred shares were issued outside the United States to one non-U.S. person pursuant to an exclusion from the registration requirements of the Securities Act of 1933, as amended, available under Regulation S thereunder. The offer and sale of the preferred shares was made outside of the United States to a non-U.S. person. The placement was conducted without general solicitation or advertising and without directed selling efforts.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKY PETROLEUM, INC. (Registrant)

Dated: April 26, 2007	By: /s/ Michael D. Noonan _______________________________________ Michael D. Noonan Secretary